Exhibit 3
March 12th, 2009

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Autorite des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Prince Edward Island — Department of Provincial Affairs and Attorney General Securities Division, Department of Justice — Government of Newfoundland and Labrador
Dear Sirs/Mesdames,
CONSENT of EXPERT
Re: Denison Mines Corp (the “Company”) — Filing of Technical Report dated March 12th, 2009
I, Malcolm Titley, BSc (Geology & Chemistry), MAusIMM, MAIG., consent to the public filing of the technical report titled “Technical Report on the Mutanga Project, located in the Southern Province, Republic of Zambia” (the “Technical Report”) prepared by CSA Global (UK) Ltd.
I further confirm that I have read the written disclosure in the Company’s news release entitled “DENISON ANNOUNCES NI 43-101 RESOURCE ESTIMATE ON MUTANGA PROJECT, ZAMBIA” dated March 12, 2009 and confirm that it fairly and accurately represents the information in the Technical Report that supports the disclosure. This letter is provided to the securities regulatory authorities to whom it is addressed pursuant to the requirements of applicable securities legislation, and not for any other purpose.
Yours sincerely
Malcolm Titley
Principal Consultant
CSA Global (UK) Ltd

Statement of Consent	www.csaglobal.com